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                                                                     EXHIBIT 2.3

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                      (Centennial Security Holdings, Inc.)

        This Assignment and Assumption Agreement is made as of November 24, 1997, among Westar Capital, Inc., a Kansas corporation ("Westar Capital"), Western Resources, Inc., a Kansas corporation ("Western Resources"), Westar Security, Inc., a Kansas corporation ("Westar Security") and Protection One, Inc., a Delaware corporation ("Protection One"), pursuant to Amendment No. 1, dated as of October 2, 1997, to the Contribution Agreement, dated as of July 30, 1997, between Western Resources and Protection One (as so amended, the "Contribution Agreement").

        1. Westar Capital hereby sells, assigns, transfers and conveys to Westar Security, without recourse to Westar Capital, Western Resources or any of its "Subsidiaries" or "Affiliates" (each as defined in the Contribution Agreement), all right, title and interest of Westar Capital in and to (i) any and all equity securities of Centennial Security Holdings, Inc., a Delaware corporation ("Centennial") held by Westar Capital, (ii) all rights and obligations of Westar Capital arising under the Stock Purchase Agreement, dated as of October 2, 1997, among Westar Capital, Centennial and the former stockholders of Centennial (the "Purchase Agreement"), (ii) the "Holdback Escrow Agreement" as defined in the Purchase Agreement (the "Holdback Escrow Agreement"), and (iii) each other agreement, instrument, certificate or document executed by or assigned to, or made in favor of, Westar Capital or any of its Subsidiaries pursuant to or in connection with the Purchase Agreement (including the Holdback Escrow Agreement, collectively the "Ancillary Agreements"). Western Resources hereby represents and warrants to Westar Security and Protection One that neither Western Resources nor any Subsidiary or Affiliate of Western Resources other than Westar Capital has any right, title or interest in any security of Centennial or in the Purchase Agreement or any Ancillary Agreement.

        2. Westar Security hereby assumes and agrees to duly and timely perform all obligations of Westar Capital arising under the Purchase Agreement and the Ancillary Agreements, and Protection One hereby guarantees the performance by Westar Security of such obligations.

        3. Concurrently with the parties' execution and delivery hereof, Protection One is paying to Westar Capital, and Westar Capital and Western Resources acknowledge that Westar Capital is receiving from Protection One, the sum of $94.4 million in cash, which amount constitutes the "Purchase Price" provided for in the Contribution Agreement with respect to the transfer of securities, rights and obligations herein provided for. The parties acknowledge that such sum has been paid through a dollar-for-dollar reduction in the "Cash Amount" (as defined in the Contribution Agreement) paid by Western Resources to Protection One.

        IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

WESTERN RESOURCES, INC.                     PROTECTION ONE, INC.

By: /s/ STEVEN L. KITCHEN                   By: /s/ JAMES M. MACKENZIE, JR.
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Title:  Executive Vice President and        Title:  President
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        Chief Financial Officer

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WESTAR CAPITAL, INC.                        WESTAR SECURITY, INC.


By: /s/ MARILYN K. DALTON                   By: /s/ MARILYN K. DALTON
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Title:  Secretary/Treasurer                 Title:  Secretary/Treasurer
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